As filed with the Securities and Exchange Commission on July 22, 2026

Registration No. 333-281825

Registration No. 333-208602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-281825

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-208602

UNDER

THE SECURITIES ACT OF 1933

NATIONAL STORAGE AFFILIATES TRUST

(Pelican Merger Sub I, LLC, as successor by merger to National Storage Affiliates Trust)

(Exact name of registrant as specified in its charter)

State of Maryland	93-2834996
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Public Storage
2811 Internet Boulevard
Frisco, Texas 75034
(469) 649-9486

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

National Storage Affiliates Trust 2024 Equity Incentive Plan

National Storage Affiliates Trust 2015 Equity Incentive Plan

(Full title of the plans)

Nathaniel A. Vitan
Chief Legal Officer and Corporate Secretary
Public Storage
2811 Internet Boulevard
Frisco, Texas 75034
(469) 649-9486

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq.

Kyle M. Diamond, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10000

(212) 403-1077

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (the “Registration Statements”) filed by Pelican Merger Sub I, LLC (“Merger Sub I”), as successor by merger to National Storage Affiliates Trust (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) is being filed by the Company to deregister any and all unsold common shares of beneficial interest, par value $0.01 per share (“Common Shares”), and any and all other securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•	Registration Statement on Form S-8 (Registration No. 333-281825), filed with the SEC on August 28, 2024, registering 3,250,000 Common Shares issuable pursuant to the National Storage Affiliates Trust 2024 Equity Incentive Plan;

•	Registration Statement on Form S-8 (Registration No. 333-208602), filed with the SEC on December 17, 2015, registering 3,139,871 Common Shares issuable pursuant to the National Storage Affiliates Trust 2015 Equity Incentive Plan;

On July 22, 2026, pursuant to an Agreement and Plan of Merger, dated March 16, 2026, by and among the Company, NSA OP, LP (the “Partnership”), Public Storage, Public Storage OP, L.P., Merger Sub I, and Pelican Merger Sub II, LLC, (“Merger Sub II”), (a) the Company merged with and into Merger Sub I (the “Company Merger”), with Merger Sub I surviving the Company Merger as a wholly owned direct subsidiary of Public Storage, and (b) following the Company Merger, Merger Sub II merged with and into the Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), with the Partnership surviving the Partnership Merger as an indirect subsidiary of Public Storage.

As a result of the consummation of the Mergers, the Company is terminating all offerings of its securities pursuant to each Registration Statement by filing this Post-Effective Amendment. In accordance with undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all of the Company’s securities that had been registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities that were registered under the Registration Statements that remain unsold as of July 22, 2026. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Frisco, in the State of Texas, on July 22, 2026.

Pelican Merger Sub I, LLC, as successor by merger to National Storage Affiliates Trust

By:	/s/ Steven C. Babinski
Name:	Steven C. Babinski
Title:	Assistant Secretary